Date 8 January 2008

STEALTHGAS  INC.

as Borrower

SCOTIABANK (IRELAND) LIMITED

as Lender

SCOTIABANK EUROPE PLC
Security Trustee

and

THE BANK OF NOVA SCOTIA

as Swap Bank

SUPPLEMENTAL AGREEMENT

in relation to a Loan Agreement dated 21 June 2007

Ince & Co

47-49 Akti Miaouli

Piraeus 185 36

Greece

Tel: 210 429 2543

Fax: 210 429 3318

Index

Clause		Page No
1	INTERPRETATION	3
2	AGREEMENT OF THE LENDER	5
3	CONDITIONS PRECEDENT	5
4	REPRESENTATIONS AND WARRANTIES	6
5	AMENDMENTS TO LOAN AGREEMENT AND OTHER SECURITY DOCUMENTS	6
6	FURTHER ASSURANCES	10
7	FEES AND EXPENSES	11
8	NOTICES	11
9	SUPPLEMENTAL	11
10	LAW AND JURISDICTION	11

THIS SUPPLEMENTAL AGREEMENT is made on 8 January 2008

BETWEEN

(1)	STEALTHGAS INC. as Borrower;
(2)	SCOTIABANK (IRELAND) LIMITED as Lender,
(3)	SCOTIABANK EUROPE PLC as Security Trustee; and
(4)	THE BANK OF NOVA SCOTIA as Swap Bank.

BACKGROUND

(A)	By a Loan Agreement dated 21 June 2007 and made between (i) the Borrower and (ii) the Lender, the Lender has made available to the Borrower a term loan of up to US46,875,000.
(B)

The Borrower has made a request to the Lender that it (i) increases the loan amount by US$3,000,000 and (ii) varies the purposes to enable the Borrower to on-lend US$43,125,000 to Clean Power Inc. to finance the acquisition of m.v. “NAVIG8 FIDELITY”.

(E)

This Supplemental Agreement sets out the terms and conditions on which the Lender agrees with effect on and from the Effective Date, at the request of the Borrower, to (i) increase the loan amount as aforesaid and (ii) the consequential amendments to the Loan Agreement and the other Security Documents.

IT IS AGREED as follows:

1	INTERPRETATION
1.1

Defined expressions. Words and expressions defined in the Loan Agreement and the other Security Documents shall have the same meanings when used in this Supplemental Agreement unless the context otherwise requires.

1.2	Definitions. In this Supplemental Agreement, unless the contrary intention appears:

“Acceptable Sub-Charter Period” means any period during which “NAVIG8 FIDELITY” is subject to an Acceptable Sub-Charter;

“Acceptable Charter Bank Guarantee” means any guarantee issued by a bank or financial institution acceptable to the Lender for  USD4,750,000 or more in respect of the obligations of the Fidelity Charterer under the Fidelity Charter;

“Acceptable Charter Parent Guarantee” means any guarantee issued by Navig8 Pte. Ltd of Singapore in respect of the obligations of the Fidelity Charterer under the Fidelity Charter;

“Acceptable Sub-Charter” means, in respect of “NAVIG8 FIDELITY” (i) a time charter in respect thereof made or to be made into by the Fidelity Charterer as disponent owner with MIFC or one of its subsidiaries or (ii) any replacement thereof which is acceptable to the Lender;

“Clean Power” means Clean Power Inc., a company incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;

“Effective Date” means the Business Day not later than 31 January 2008 (or such later date as the Lender may agree with the Borrower) on which all the conditions precedent referred to in Clause 3.1 have been fulfilled by the Borrower;

“Fidelity Charter” means a bareboat charterparty in respect of “NAVIG8 FIDELITY” dated 23 November 2007 of 7 years’ duration (with an option to extend for one year) made between Clean Power as owner and the Fidelity Charterer;

“Fidelity Charter Assignment” means a specific assignment of the rights of Clean Power under the Fidelity Charter and under any guarantee (including any Acceptable Charter Bank Guarantee and the Acceptable Charter Parent Guarantee) or other security given to Clean Power thereunder in respect of the obligations of the Fidelity Charterer thereunder, executed or to be executed by Clean Power in favour of the Security Trustee in such form as the Lender may require;

“Fidelity Charterer” means Navig8 Fidelity Corporation a company incorporated in the Marshall Islands as charterer under the Fidelity Charter;

“Fidelity General Assignment” means a first priority general assignment of the Earnings, the Insurances and any Requisition Compensation of “NAVIG8 FIDELITY” executed or to be executed by Clean Power in favour of the Security Trustee, in such form as the Lender may require;

“Fidelity Guarantee” means the unconditional, irrevocable and on demand guarantee of the obligations of the Borrower under the Loan Agreement and the Master Agreement required to be executed by Clean Power in favour of the Security Trustee in such form as the Lender may require;

“Fidelity Management Agreement” means the agreement in respect of “NAVIG8 FIDELITY” between Clean Power and the Approved Manager in a form previously approved by the Lender;

“Fidelity Manager’s Undertaking” means the undertaking and assignment required to be executed hereunder by the Approved Manager in favour of the Security Trustee in respect of “NAVIG8 FIDELITY” in such form as the Lender may require;

“Fidelity Mortgage” means the first preferred Marshall Islands Ship mortgage of “NAVIG8 FIDELITY” required to be executed by Clean Power in favour of the Security Trustee in such form as the Lender may require;

“Fidelity MOA; means the memorandum of agreement dated 23rd August 2007 made between Clean Power as buyer and the Fidelity Seller (as nominee of Navig8 Ltd) as seller of “NAVIG8 FIDELITY”;

“Fidelity Sale Documentation” means all documentation of title in respect of “NAVIG8 FIDELITY” under which title is to be passed from Sungdong Shipbuilding and Marine Engineering Co. ltd to Clean Power;

“Fidelity Seller” means Navig8 Fidelity Corporation of the Marshall Islands;

“Fidelity Tripartite Deed” means the deed containing (inter alia) an assignment of the Fidelity Charterer’s interest in the insurances of “NAVIG8 FIDELITY”, required to be executed by Clean Power and the Fidelity Charterer in favour of the Security Trustee in such form as the Lender may require;

“Loan Agreement” means the Loan Agreement dated 21 June 2007 referred to in Recital (A);

“Mortgage Addendum” means the addendum to the Mortgage in respect of “GAS ICON”, in such form as the Lender may require; and

“NAVIG8 FIDELITY” means the IMO III product carrier of about 47,000 dwt currently under construction by Sungdong Shipbuilding and Marine Engineering Co. Ltd. as Hull No. 3013 and to be acquired by Clean Power under the Fidelity MOA and registered in the ownership of Clean Power under the Marshall Islands flag with the name “NAVIG8 FIDELITY”.

1.3

Application of construction and Interpretation provisions of Loan Agreement. Clauses 1.2, 1.3, 1.4, 1.5 and 1.6 of the Loan Agreement apply, with any necessary modifications, to this Supplemental Agreement.

2	AGREEMENT OF THE LENDER
2.1

Agreement of the Lender. The Lender, relying upon each of the representations and warranties in clause 4, agrees to amend the Loan Agreement as set out in Clause 5 hereof and to lend Advance B to the Borrower, upon and subject to the terms of this Supplemental Agreement and the Loan Agreement, for the purposes enabling the Borrower to on-lend the same to Clean Power to finance the acquisition of “NAVIG8 FIDELITY”.

2.2	Effective Date. The agreement of the Lender contained in Clauses 2.1 shall have effect on and from the Effective Date.
3	CONDITIONS PRECEDENT
3.1	Conditions precedent Agreement in Clause 2. The conditions referred to in Clause 2.1.1 are that the Agent shall have received the following documents:
(a)	Corporate documents

Certified Copies of all documents which evidence or relate to the constitution of the Borrower and its current corporate existence;

(b)	Corporate authorities
(i)

Certified Copies of resolutions of the directors of the Borrower approving this Supplemental Agreement and authorising the execution and delivery hereof and performance of its obligations hereunder, additionally certified by an officer of the Borrower as having been duly passed at a duly convened meeting of the directors of the Borrower and not having been amended, modified or revoked and being in full force and effect; and

(ii)	an original of any power of attorney issued by the Borrower pursuant to such resolutions;
(c)	Required Authorisations

a certificate that there are no Required Authorisations or that there are no Required Authorisations except those described in such certificate and Certified Copies of which as duly executed (including any conditions and/or documents ancillary thereto) are appended thereto.

(d)	Certificate of incumbency

a list of directors and officers of the Borrower specifying the names and positions of such persons, certified by an officer of the Borrower to be true, complete and up to date;

(e)	Endorsement

the endorsement at the end of this Supplemental Agreement signed by each Security Party (other than the Borrower);

(f)	London agent

documentary evidence that the agent for service of process named in clause 19 of the Facility Agreement has accepted its appointment made to act in relation to this Supplemental Agreement;

(g)	Further opinions, etc

any further opinions, consents, agreements and documents in connection with this Supplemental Agreement and the Security Documents which the Agent may request by notice to the Borrower prior to the Effective Date; and

(h)	Material Adverse Change

evidence satisfactory to the Lender that no Material Adverse Change has occurred between 21 December 2007 and the Effective Date.

4	REPRESENTATIONS AND WARRANTIES
4.1

Repetition of Loan Agreement representations and warranties. The Borrower represents and warrants that the representations and warranties in clause 7 of the Loan Agreement, as amended and supplemented by this Supplemental Agreement and updated with appropriate modifications to refer to this Supplemental Agreement, remain true and not misleading if repeated on the date of this Supplemental Agreement with reference to the circumstances now existing.

5	AMENDMENTS TO LOAN AGREEMENT AND OTHER SECURITY DOCUMENTS
5.1	Specific amendments to Loan Agreement. With effect on and from the Effective Date the Loan Agreement shall be, and shall be deemed by this Supplemental Agreement to be, amended as follows:
(a)	by adding in Clause 1.2 thereof each of the definitions in Clause 1.2 of this Supplemental Agreement (other than the definition “Loan Agreement”);
(b)	by construing all references in the Loan Agreement and the other Security Documents to the Mortgage relative to the “GAS ICON” to mean that Mortgage as amended by the Mortgage Addendum;
(c)	by adding in Clause 1.2 the words:
(d)	by deleting from the definition of “Advance B” the letters and numerals “USD5,625,000” and replacing them with “USD43,125,000”;
(e)	by deleting the definitions “Advance C” and “Advance D”;

(f)	by deleting the word “31 January” from the definition of “Drawdown Period” and replacing it with “3 May”;
(g)	by deleting (a), (c), (d) and (e) from the definition of “Guarantor” and replacing them with “(a) Clean Power”;
(h)	by deleting from the definition of “Loan” the numerals “46,875,000” and replacing them with “49,875,000”;
(i)	by deleting the definition of “Maturity Date” and replacing it with:

“Maturity Date” means, in respect of (a) Tranche A, 21 June 2015 and (b) Tranche B, the earlier of (i) 31 May 2018 and (ii) the date falling 10 years after the Drawdown Date in respect of Advance B;”;

(j)	by deleting the definition of “New Vessel” and replacing it with:

“New Vessel” means each of “GAS ICON” and “NAVIG8 FIDELITY” and in the plural means both of them;”;

(k)	by deleting (b), (c), (d) and (e) from the definition of “Owner” and replacing them with the words “(b) NAVIG8 FIDELITY, Clean Power;”;
(l)	by deleting the definition of “Relevant Tranche” and replacing it with:

“Relevant Tranche” means, for the purposes of Clauses 4.3 and 4.4, Tranche A in respect of the sale or Total Loss of “GAS ICON” and Tranche B in respect of the sale or Total Loss of “NAVIG8 FIDELITY”;”:

(m)	by deleting the definition of “Required Security Amount” and replacing it with:

“Required Security Amount” means the amount in USD (as certified by the Lender) which is at any relevant time (i) at any time other than during an Acceptable Sub-Charter Period, one hundred and twenty five per cent (125%) of the Loan less, if there is an Acceptable Charter Bank Guarantee, less one sixth of the amount of the repayment instalment due on the next Repayment Date or (ii) during an Acceptable Sub-Charter Period, one hundred and twenty five per cent (125%) of Advance A and one hundred per cent (100%) of Advance B;

(n)	by deleting the definition of “Security Value” and replacing it with:

“Security Value” means the amount in USD (as certified by the Lender) which is, at any relevant time, the aggregate of either:

(i) at any time other than during an Acceptable Sub-Charter Period (a) the Valuation Amounts of the Mortgaged Vessels as most recently determined in accordance with clause 8.2.2 and (b) the net realizable market value of any additional security for the time being actually provided to the Lender pursuant to clause 8.2.l(b) or otherwise or

(ii) at any time during an Acceptable Sub-Charter Period (a) the Valuation Amount of “GAS ICON” in relation to Advance A and “NAVIG8 FIDELITY” in relation to Advance B as most recently determined in accordance with clause 8.2.2 and (b) the net realizable market value of any additional security for the time being actually provided to the Lender pursuant to clause 8.2.l(b) or otherwise;

(o)	by deleting the definition of “Vessel” and replacing it with:

“Vessel” means each of “GAS ICON” and “NAVIG8 FIDELITY”.

(p)	by adding after the words “Shares Pledges” in the definition of “Security Documents” the words “the Fidelity Tripartite Deed”;
(q)

by construing the definitions of “Mortgage”, “General Assignment”, “Charter Assignment”, “Guarantee” and “Manager’s Undertaking” respectively to include the Fidelity Mortgage, the Fidelity General Assignment, the Fidelity Charter Assignment, the Fidelity Guarantee and the Fidelity Manager’s Undertaking;

(r)	by replacing the definitions of “Tranche A” and “Tranche B” with:

“Tranche A” means Advance A or, as on the context requires, the amount thereof at any relevant time owing to the Lender under this Agreement;

“Tranche B” means Advance B or, as on the context requires, the amount thereof at any relevant time owing to the Lender under this Agreement;”

(s)	by deleting from Clause 2.1 the words “USD46,875,000 in up to four” and replacing them with the words “USD49,875,000 in up to two”;
(t)	by deleting clauses 2.3(b), (c) and (d) and replacing them with:

“(b) the lesser of (i) USD 43,125,000 and (ii) 75% of the purchase price of “NAVIG8 FIDELITY” payable by Clean Power under the Fidelity MOA, in respect of Advance B in relation to the purchase of “NAVIG8 FIDELITY”;

(u)	by deleting Clause 3.3.1 and replacing it with:

“the first Interest Period in respect of each Advance shall start on the date such Advance is drawn and each subsequent Interest Period shall start on the last day of the previous Interest Period for thai Advance ”;

(v)	by deleting Clause 4.1.1 and replacing it with:

“Subject to any obligation to pay earlier under this Agreement, the Borrower must repay

(a)

Tranche A by 16 semi-annual instalments, the first instalment in the amount of USD252,486 and the subsequent 15 instalments in the amount of USD 336,500 each and a final balloon instalment in the amount of USD 1,450,014 (the “Tranche A Balloon Instalment”) the first such instalment falling due 6 months after the Drawdown Date in respect of Advance A, and subsequent instalments falling due at six-monthly intervals thereafter, with the final instalment falling due on the relevant Maturity Date; and

(b)	Tranche B by 20 semi-annual instalments in the amount of USD 1,541,250 each and a final instalment in the amount of USD 12,300,000 (the “Tranche B Balloon Instalment” and together with the Tranche A

Balloon Instalment, the “Balloon Instalments”) the first such instalment falling due 6 months after the Drawdown Date in respect of Advance B, and subsequent instalments falling due at six-monthly intervals thereafter, with the twentieth instalment and the Tranche B Balloon Instalment falling due on the relevant Maturity Date provided that if less than USD 43,125,000 is drawn down, then each such repayment instalment shall be reduced pro rata by the amount of, in aggregate, such undrawn amount.

(w)

by adding at the end of the last sentence of Clause 4.2 the words “at any time after, in respect of Tranche A, repayment of the seventh instalment, and in respect of Tranche B, repayment of the fourteenth instalment respectively due under Clause 4.1.1”;

(x)	by adding after the words “Execution Date” in Clause 10.1.30 the words “or, in relation to Clean Power, the Effective Date” and replacing “30%” in that Clause with “15%”;
(y)	by deleting clauses 13.1.3 and 13.1.4 and replacing them with:
13.1.3

thirdly, pari passu between the Lender and the Swap Bank, in or towards payment to the Lender of any accrued interest owing in respect of the Tranches which shall have become due and any sums due under the Master Agreement otherwise than in respect of any early termination of a Transaction;

13.1.4

fourthly, pari passu between the Lender and the Swap Bank, in or towards repayment of the Loan (whether the same is due and payable or not and which shall be applied, in respect of the Loan, pro rata against the outstanding repayment instalments) and any sums due under the Master Agreement as a result of the early termination of any Transaction”;

(z)	by adding in Schedule 2, Part 2 (b) after the words “Relevant Owner” the words “and, in relation to “NAVIG8 FIDELITY”, the Tripartite Deed”; and
(aa)	by adding to Part 2 of Schedule 2:

“(l) Certified Copies of the Fidelity Management Agreement, the Fidelity Charter, of any earnings assignment issued pursuant thereto in favour of Clean Power by the Fidelity Charterer, any Acceptable Charter Bank Guarantee, the Acceptable Charter Parent Guarantee, and of the Acceptable Sub-Charter.

(m) evidence that the Mortgage Addendum has been duly registered against “GAS ICON” in accordance with the laws of the relevant Flag State;

(n) documents equivalent to those set out in Schedule 2 Part 1 items (a), (b), (c) and (d) in respect of each of the Guarantors in respect of the Security Documents executed or to be executed by them pursuant to this Schedule 2 Part 2;

(o) copies of all of the Fidelity Sale Documentation.”

(bb)

by adding to Clause 8.1.17 the words “provided that Clean Power may not (i) enter into any Extended Employment Contract in respect of “NAVIG8 FIDELITY” or (ii) accept any guarantee or other security in respect thereof or in respect of the Fidelity Charter without the prior written consent of the Lender or (iii) vary the Fidelity Charter without the prior written consent of the Lender and of any bank which has issued an Acceptable Charter Bank Guarantee or (iv) make any demand under any Acceptable Charter Bank Guarantee without the prior written consent of the Lender.

5.2

Amendments to Security Documents. With effect on and from the Effective Date each of the Security Documents other than the Loan Agreement, shall be, and shall be deemed by this Supplemental Agreement to be, amended as follows:

(a)

the definition of, and references throughout each of the Security Documents to, the Loan Agreement and any of the other Security Documents shall be construed as if the same refered to the Loan Agreement and those Security Documents as amended and supplemented by this Supplemental Agreement or the relevant New Security Documents;

(b)

by construing references throughout each of the Security Documents to “this Supplemental Agreement”, “this Deed”, “hereunder” and other like expressions as if the same referred to such Security Documents as amended and supplemented by this Supplemental Agreement or the relevant New Security Documents.

5.3	Security Documents to remain In full force and effect. The Security Documents shall remain in full force and effect as amended and supplemented by:
(a)	the amendments to the Security Documents contained or referred to in Clauses 5.1 and 5.2 or the relevant New Security Documents; and
(b)	such further or consequential modifications as may be necessary to give full effect to the terms of this Supplemental Agreement,
6	FURTHER ASSURANCES
6.1	Borrower’s obligation to execute further documents etc. The Borrower shall, and shall procure that any other party to any Security Document shall:
(a)

execute and deliver to the Agent (or as it may direct) any assignment, mortgage, power of attorney, proxy or other document, governed by the law of England or such other country as the Agent may, in any particular case, specify,

(b)

effect any registration or notarisation, give any notice or take any other step, which the Agent may, by notice to the Borrower or other party, specify for any of the purposes described in Clause 6.2 or for any similar or related purpose.

6.2	Purposes of further assurances. Those purposes are:
(a)

validly and effectively to create any Security Interest or right of any kind which the Lender intended should be created by or pursuant to the Loan Agreement or any other Security Document, each as amended and supplemented by this Supplemental Agreement; and

(b)	implementing the terms and provisions of this Supplemental Agreement.
6.3

Terms of further assurances. The Agent may specify the terms of any document to be executed by the Borrower or any other party under Clause 6.1, and those terms may include any covenants, powers and provisions which the Agent considers appropriate to protect its interests.

6.4	Obligation to comply with notice. The Borrower shall comply with a notice under Clause 6.1 by the date specified in the notice.
6.5

Additional corporate action. At the same time as the Borrower or any other party delivers to the Agent any document executed under Clause 6.l(a), the Borrower or such other party shall also deliver to the Agent a certificate signed by 2 of the Borrower’s or that other party’s directors which shall:

(a)	set out the text of a resolution of the Borrower’s or that other party’s directors specifically authorising the execution of the document specified by the Agent, and
(b)

state that either the resolution was duly passed at a meeting of the directors validly convened and held throughout which a quorum of directors entitled to vote on the resolution was present or that the resolution has been signed by all the directors and is valid under the Borrower’s or that other party’s articles of association or other constitutional documents.

7	FEES AND EXPENSES
7.1.1	Amendment fee. The Borrower shall pay to the Lender on the date of this Supplemental Agreement a non-refundable arrangement fee of $25,000.
7.2

Commitment fee. If Advance B is made available hereunder after 31 May 2008 (but not otherwise) the Borrower shall pay to the Lender on the Drawdown Date in respect of Advance B a non-refundable commitment fee of 0.25% of the amount of Advance B

7.2

Expenses. The provisions of clause 5 (Fees and Expenses) of the Loan Agreement, as amended and supplemented by this Supplemental Agreement, shall apply to this Supplemental Agreement as if they were expressly incorporated in this Supplemental Agreement with any necessary modifications.

8	NOTICES
8.1

General. The provisions of clause 17 (Notices) of the Loan Agreement, as amended and supplemented by this Supplemental Agreement, shall apply to this Supplemental Agreement as if they were expressly incorporated in this Supplemental Agreement with any necessary modifications.

9	SUPPLEMENTAL
9.1	Counterparts. This Supplemental Agreement may be executed in any number of counterparts.
9.2

Third party rights. A person who is not a party to this Supplemental Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Supplemental Agreement.

10	LAW AND JURISDICTION
10.1	Governing law. This Supplemental Agreement shall be governed by and construed in accordance with English law.

10.2

Incorporation of the Loan Agreement provisions. The provisions of clauses 18 and 19 (Governing Law and Jurisdiction) of the Loan Agreement, as amended and supplemented by this Supplemental Agreement, shall apply to this Supplemental Agreement as if they were expressly incorporated in this Supplemental Agreement with any necessary modifications.

IN WITNESS whereof the parties to this Supplemental Agreement have caused this Supplemental Agreement to be duly executed on the date first above written.

SIGNED as a deed by	)
for and on behalf of	)
STEALTHGAS INC.	)
(as Borrower under and pursuant to	)	/s/ Andrew J. Simmons
a power of attorney dated	)
January 2008) in the presence of	)

SIGNED by	)
for and on behalf of	)
SCOTIABANK (IRELAND) LIMITED	)	/s/ Ronan Le Du
(as a Lender) in the presence of	)

SIGNED by	)
for and on behalf of	)
SCOTIABANK EUROPE PLC	)	/s/ Ronan Le Du
(as Security Trustee))
in the presence of	)

SIGNED by	)
for and on behalf of	)
THE BANK OF NOVA SCOTIA	)	/s/ Ronan Le Du
(as Swap Bank) in the presence of	)

Witness to all the above	)	Ronan Le Du
Signatures:	)	Ince & Co
Name:		Akti Miaouli 47-49
Address:		Piraeus 18536
Greece

We on this 8 day of January 2008 hereby confirm and acknowledge that we have read and understood the terms and conditions of the above Supplemental Agreement and agree in all respects to the same and confirm that the Security Documents to which we are a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrower under the Loan Agreement (as amended by the Supplemental Agreement) and shall, without limitation, secure the Loan (as increased or to be increased pursuant thereto).

/s/ Andrew J. Simmons	/s/ Illegible
For and on behalf of FIGHTER GAS INC.	For and on behalf of STEALTH MARITIME CORP. S.A.